Exhibit 10.1

SETTLEMENT AGREEMENT

BETWEEN :	Goodyear Dunlop Tires Europe B.V., a private company with limited liability by Dutch law, with its statutory seat in Amsterdam and with enterprise number 332252515, represented by Ms Rajita D’Souza and Mr Olivier Rousseau in their capacity of director;

Hereinafter referred to as “the Company”;

AND :	Mr Arthur de Bok, residing at [Address Omitted];

Hereinafter referred to as “Mr de Bok”;

Hereinafter together referred to as “the Parties”;

AFTER CONSIDERING AS FOLLOWS :

(A)	The Company and Mr de Bok entered into an employment agreement of indefinite duration as of 1 January 2002 (hereinafter referred to as “the Employment Agreement”). In the framework of an international assignment to the EMEA-headquarters of the group the Company belongs to (hereinafter referred to as “the Goodyear Group”), Mr de Bok is currently President in transfer.

(B)	Mr de Bok accepted the offer of the holding parent company of the Company, The Goodyear Tire & Rubber Company, to execute the position of Senior Vice President, Sales & Marketing Excellence and will sign a new employment agreement with this US company.

(C)	The Parties wish to end any and all disputes arising from the execution and/or the termination of the Employment Agreement in an exhaustive way in this agreement (hereinafter referred to as “this Settlement Agreement”).

IT HAS BEEN AGREED AND ACCEPTED AS FOLLOWS BETWEEN THE PARTIES:

1	TERMINATION EMPLOYMENT AGREEMENT

The Employment Agreement will because of this Settlement Agreement come to an end on 31 December 2013 by mutual consent (hereinafter referred to as “the Termination Date”), as well as any other agreement, mandate or relation whatsoever with the Company and with other companies within the Goodyear Group (including the international assignment of Mr de Bok to Belgium). Mr de Bok will resign on the Termination Date from all his functions as director as well as his corporate mandates which he currently executes within the Goodyear Group, except for his mandate within The Goodyear Tire & Rubber Company.

The Company will provide to Mr de Bok in order to resign all documents in relation to the resignation of the corporate mandates.

Until the Termination Date, Mr de Bok will remain President in transfer and he will transfer his responsibilities and files to his successor in a duly way.

2	INDEMNITIES AND ALLOWANCES

2.1 The Company will not later than 10 January 2014 pay to Mr de Bok, who explicitly accepts, for final settlement the normal fixed base salary for the period until the Termination Date, including the usual expat allowances. Parties confirm that the normal base salary is subject to tax equalization in line with the terms and conditions of the Company’s Tax Equalisation Policy. This implies that from an income tax perspective Mr de Bok will be no better nor worse off than had he remained exclusively chargeable to U.S. tax on this payment. Social security contributions and withholding taxes (tax on wages) will be deducted from the corresponding amount in EUR.

2.2 Until the Termination Date the pension coverage/life premiums in the Dutch group insurance will be paid to the insurer by the Company. Accruing these rights will end at the Termination Date. The Company guarantees to Mr De Bok that in view of the exercise of all his rights on the basis of the afore-mentioned insurance agreement, all legally obligated funding’s took place or will take place.

2.3 Any and all incentive plans will expire, unless otherwise agreed at a later stage by the Company or by a company within the Goodyear Group

a)	No incentive for any reference period in the past or in the future will be granted and/or paid. In other words, no variable remuneration whatsoever will be granted under the Employment Agreement (including the international assignment) and/or no entitlement in relation to long term incentives will become exercisable or vest (long term) and all unvested awards/shares will forfeit, expire or lapse without Mr Bok receiving any executive compensation for them, with exception to what follows. The following awards/options that may become exercisable through 28 February 2014 will not forfeit and will become exercisable, as far as Mr de Bok is still employed to The Goodyear Tire & Rubber Company and all the other terms and conditions that are applicable for those awards/shares/options apply.

	Plan ID	Option/Award Price	Shares	Vesting Date
2008	RSU	0,00	6.667	23/02/2014
2008	Plan NQ SAR	12,74	18.211	23/02/2014
2008	Plan NQ SAR	13,91	18.896	22/02/2014
2008	Plan NQ SAR	12,94	21.935	27/02/2014
2008	Plan NQ SAR	12,98	23.793	28/02/2014

As provided in the respective grant agreements and subject to the terms and conditions thereof, the RSUs will vest on 23 February 2014, and the aforementioned SARs, once vested as provided above, as far as granted after 7 June 2010 may be exercised until 90 days following the separation date with the Goodyear Group. Any tax and social security arising from exercising stock options or rights under these plans will be the sole responsibility of Mr de Bok and will not be subject to any tax equalization.

b)	Mr de Bok is not entitled to repatriation costs.

3	RETURN OF COMPANY’S PROPERTY

3.1 Mr de Bok undertakes to return all originals and copies of documents and all objects which belong to the Company and or the Goodyear Group and that he has obtained during the execution of the Employment Agreement, to the Company without prejudice to what follows.

3.2 Mr de Bok is entitled to continue to use his company car not later than 30 June 2014, with a fuel card for a maximum budget of 250 EUR per month. Mr de Bok shall use the car with due care and he shall return the company car in the best state not later than 30 June 2014 during normal business hours at the premises of the Company. Only the fuel costs exceeding 250 EUR per month are at the expense of Mr de Bok.

4	TAX AND LEGAL ASSISTANCE

Mr De Bok shall be entitled to advice and counseling by a fiscal counselor of Ernst&Young for the preparation and submission of all tax declarations to be made in Belgium or in other countries, with regard to the remunerations and advantages that he has received or shall receive of the Company, The Goodyear Tire & Rubber Company or of other companies within the Goodyear Group, including yet not limited to the advantages as referred to in article 2 of this Settlement Agreement.

The Company will bear the costs of this fiscal counselor entirely, up to a maximum of 16.529 EUR VAT excluded.

In order to facilitate the task of the fiscal advisor, Mr de Bok commits to promptly providing all information and documents necessary to enable a timely and correct preparation of the tax declaration. This documentation includes but is not limited to:

•	The completion of the E&Y questionnaire for all relevant tax years in order to provide full disclosure on non-Goodyear source income.

•	The validation and completion of the whereabouts calendar for the relevant calendar years up to 2014 for all calendar days (including working days, weekends and holidays).

The Company protects Mr De Bok against all fines, interests or tax increases that would be imposed by the competent tax authorities pursuant to any late submission of his tax declarations with regard to the remuneration and advantages that Mr De Bok has received or shall receive of the Company, The Goodyear Tire & Rubber Company or of other companies within the Goodyear Group, on condition that Mr De Bok extends his full cooperation to complete and submit these tax declarations, as referred to in the second paragraph of this article 4.

Should tax refunds result from the tax return filings for the relevant tax years, the Company’s designated tax advisor will advise the Parties at the expense of the Company on the portion of these refunds that belongs to the Company in application of its Tax Equalization Policy. Mr de Bok commits to remit the portion of the refunds that belongs to the Company within 15 days as from receipt of the possible refund.

Should an obligation for Mr De Bok to pay additional taxes results from the tax assessments with regard to the income and advantages that Mr De Bok has received or shall receive of the Company, The Goodyear Tire & Rubber Company or of other companies within the Goodyear Group and that were subject to or will be to tax equalization within the scope of the Tax Equalization Policy of the Company, the Company is obliged to compensate Mr De Bok for the additional taxes. A tax counselor assigned by the Company shall, if necessary, advise the Parties about the part of the additional taxes with regard to the remuneration and advantages that Mr De Bok has received or shall receive of the Company, The Goodyear Tire & Rubber Company or of other companies within the Goodyear Group and that are subject to or shall be to tax equalization.

5	CONFIDENTIALTY

Mr de Bok remains after the Termination Date bound by the confidentiality clause as in force between the parties and as stipulated in article VII of the Employment Agreement, including the corresponding penalty clause.

Mr de Bok undertakes not to disclose any information (including electronic information) pertaining to business secrets and/or other confidential matters, from which he has gained knowledge in the framework or as a consequence of his employment at the Company, unless there is a legal obligation to disclose such information. In such case, he will inform the Company prior to this disclosure and will assist the Company to minimize the impact of the disclosure.

This obligation is also applicable towards any other company of the Goodyear Group.

Mr de Bok will not engage in any acts of unfair competition, such as for example the solicitation of employees.

6	NON-SOLICITATION

For a period of 2 years, following the Termination Date, Mr de Bok shall refrain from inducing or attempting to induce, directly or indirectly, any staff of the Company or of the Goodyear Group, to end their relationship with the Company or with the Goodyear Group.

This non-solicitation clause will only apply on employees which, at the termination of this employment agreement, are bound to the Company or to the Goodyear Group during 1 year preceding the Termination Date.

7	NON DISPARAGEMENT

The Parties agree not to undertake any direct or indirect action which could possibly affect or damage the reputation of, as the case may be, Mr de Bok or the Company, its management and/or its personnel. That way, the Parties accept not to express any negative comments regarding, as the case may be, each other, the management, the personnel, the business of the Company and/or any other matter related to each others activities. This obligation is also applicable towards any other company of the Goodyear Group.

8	WARRANTIES

Mr de Bok warrants and represents to the Company as a strict condition of this Settlement Agreement that to the best of his knowledge

•	he has committed no breach of any duty (including fiduciary duty) owed to the Company or any company of the Goodyear Group in a serious way; and,

•	he, to his knowledge, has not incurred any liability on behalf of the Company or any company of the Goodyear Group of which the board of directors of the Company or any Group Company is not aware; and,

•	he has not, prior to the date of this Settlement Agreement, done or failed to do anything which amounts to a breach of the terms of this Settlement Agreement, or would have been such a breach had it occurred after the date of this Settlement Agreement.

9	ASSISTANCE

Up to a maximum three (3) years starting as from the Termination Date, Mr de Bok will at the request of the Company promptly provide the Company and any company of the Goodyear Group with such assistance as it may require in the conduct of legal proceedings or any inquiry or investigation in respect of which the Company or its legal advisers believe Mr de Bok may be able to provide assistance. Mr de Bok’s reasonable out-of-pocket expenses incurred in providing such assistance, and the actual, documented losses in any form that he might suffer (ex. loss of salary), will be reimbursed by the Company.

10	WAIVING OF RIGHTS

10.1 The Parties irrevocably and reciprocally waive all other rights resulting from the existence, the execution and/or termination of the Employment Agreement, including but not limited to arrears of salary, termination indemnities (among which the indemnity named in article V sub (e) of the Employment Agreement).

Mr de Bok also waives this right towards any other company of the Goodyear Group.

10.2 The Parties acknowledge that upon the realization of this Settlement Agreement mutual concessions have been made and that this Settlement Agreement constitutes a settlement in the sense of article 2044 and following of the Belgian Civil Code and a settlement agreement in conformity with article 7:900 and subsequent of the Dutch Civil Code.

10.3 The Parties also waive the right to avail themselves of any errors as to law or fact and any omissions relating to the existence of and/or the extent of their rights.

10.4 The Parties acknowledge that any non-competition clause in the Employment Agreement or assignment agreement will not apply.

10.5 The waiver of rights does not impact the rights of the Parties based on this Settlement Agreement.

10.6 The Company guarantees that except in the event of fraud or gross misconduct by Mr de Bok the shareholders of the companies and/or entities of the Goodyear Group where he executed a mandate, will discharge Mr de Bok for all his acts that he executed in the name of the company. This clause does not affect the corporate mandate within The Goodyear Tire & Rubber Company.

10.7 Mr de Bok recognises that he is assisted by a lawyer, Mr Paul Geerebaert.

11	CONFIDENTIAL NATURE OF THIS SETTLEMENT AGREEMENT

The Parties agree to keep the provisions and the terms of this Settlement Agreement strictly confidential and will thus not disclose this Settlement Agreement or its content to any third party, unless there is a legal obligation to disclose this Settlement Agreement or a part of this Settlement Agreement (as e.g. the obligation to publication based on U.S. securities law).

12	NULLITY

If any provision in this Settlement Agreement shall be held to be illegal or invalid, in whole or in part, under any applicable law, that provision shall be deemed not to form part of this Settlement Agreement, and the legality, validity or enforceability of the remainder of this Settlement Agreement shall not be affected.

If such illegal or invalid provision affects the entire nature of this Settlement Agreement, each party shall use its reasonable best efforts to immediately negotiate in good faith a valid replacement provision.

13	APPLICABLE LAW AND COMPETENT JURISDICTION

This Settlement Agreement is subject to Belgian law.

Only Belgian courts are exclusively competent to deal with any disputes related to this Settlement Agreement.

Executed in 2 original copies in Brussels on 20-12-2013 and in good faith, each party acknowledging having received one copy, duly initialled and signed by each party.

Mr de Bok	For the Company

“read and approved”	“read and approved”

/s/ Arthur de Bok	/s/ Rajita D’Souza
Arthur de Bok	Rajita D’Souza

/s/ Olivier Rousseau
Olivier Rousseau

Precede signature with a handwritten mentioning “read and approved”